EXHIBIT 99.1

PRESS RELEASE

	Contact:	John Simmons, Sr.V.P., CFO Stewart & Stevenson Services, Inc. 713-868-7700

FOR IMMEDIATE RELEASE

Stewart & Stevenson Announces Agreement for the

Sale of Its Engineered Products Division

HOUSTON – September 28, 2005 - Stewart & Stevenson Services, Inc. (NYSE: SVC) announced today that the company has entered into a definitive agreement to sell substantially all of the operating assets of its Engineered Products Division to Hushang Ansary, a prominent Houston oil industry entrepreneur and philanthropist, for cash consideration of approximately $60 million subject to adjustment based on assets delivered at closing.

Max L. Lukens, Stewart & Stevenson’s President and Chief Executive Officer, stated, “We are pleased to have entered into this agreement with Mr. Ansary.  Mark Whitman and his team have made significant progress in improving this business as reflected in the division’s recent operating results and current production backlog.  However, our strategic review of each of our businesses led us to the conclusion that the Engineered Products segment was not core to the long-term direction of the company.  We are confident that the highly dedicated management and employees of this segment will continue to make their valuable contributions under its new ownership, and we anticipate a smooth transition and a timely closing.”

The Engineered Products segment is a leader in the well servicing industry and provides a wide array of equipment and services for the oil industry. The company’s Well Servicing Products group has been manufacturing oilfield equipment for over five decades and is a world leader in providing fracturing equipment.  Its Utility Equipment Division designs and manufactures Rail King mobile railcar movers, which support various switching operations throughout North America and manufactures off-road seismic vehicles on a contract basis.

The sale is expected to close within 45 days subject to regulatory approvals. The Engineered Products segment will be reflected as a discontinued operation in Stewart & Stevenson’s third quarter 2005 financial results. The company will retain certain assets and liabilities of the business that have been excluded from the sale and will comment further regarding this transaction at its upcoming third quarter conference call.

Parks Paton Hoepfl & Brown, a Houston-based energy investment banking firm, served as financial advisor to the company ( www.pphb.com ).

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, marine, petroleum and transportation. For more information on Stewart & Stevenson visit http://www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls, risks of general economic conditions, risks of oil and gas industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks all as more specifically outlined in the company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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